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                                                                    Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors
Spinnaker Exploration Company:

We consent to the use of our report dated February 7, 2003, with respect to the consolidated balance sheets of Spinnaker Exploration Company as of December 31, 2002 and 2001, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in Spinnker Exploration Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 incorporated by reference herein.

Our report refers to a change in the method of accounting for derivative instruments, effective January 1, 2001.

/s/ KPMG LLP


Houston, Texas
May 20, 2003